                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

[X] Filed by the Registrant

[_] Filed by a Party other than the Registrant

Check the appropriate box:

[X] Preliminary Proxy Statement           [_] Confidential, for Use of the
                                          Commission Only
                                          (as permitted by Rule 14a-6(e)(2))

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 MAPICS, Inc.
               (Name of Registrant as Specified in Its Charter)

-------------------------------------------------------------------------------



   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement no.:

  (3) Filing Party:

  (4) Date Filed:

                      [LOGO OF MAPICS, INC. APPEARS HERE]

                                                             December    , 1999

Dear Shareholder:

  You are cordially invited to attend the annual meeting of shareholders of MAPICS, Inc., which will be held on February 10, 2000 at 9:00 a.m. at The Georgian Terrace Hotel, 659 Peachtree Street, N.E., Atlanta, Georgia.

  At the annual meeting, shareholders will be asked to vote on the following matters:

  . election of two directors to serve until the 2002 annual meeting of shareholders;

  .  approval of an amendment to our Articles of Incorporation to delete
     Section 2(b) of Annex A and Section 2(b) of Annex B, which grant the holders of our Series D convertible preferred stock and the holders of our Series E convertible preferred stock, acting as separate voting groups, the right to elect one member of our board of directors;

  . approval of an amendment to the 1998 Long-Term Incentive Plan to increase the number of shares of common stock available for awards from 2,000,000 shares to 3,500,000 shares;

  . approval of the 2000 Employee Stock Purchase Plan to replace the 1998 Employee Stock Purchase Plan; and

  . approval of an amendment to the 1998 Non-Employee Director Stock Option Plan to change (a) the number of option shares granted annually to non-employee directors from 3,000 shares of common stock to 5,000 shares, and (b) the vesting schedule of the options from equal installments over four years to one full installment on the first anniversary of the grant date.

  All of the above matters are described in the accompanying proxy statement. It is important that your stock be represented at the meeting regardless of the number of shares you hold and whether or not you plan to attend the meeting. You can submit your proxy voting instructions via the Internet, by touch tone telephone or by marking and returning the enclosed proxy card. Please see the instructions on how to vote attached to the notice of proxy. The method by which you vote by proxy now will not limit your right to vote at the meeting if you decide to attend in person. If you do attend and wish to vote in person, you may simply change your prior vote or revoke your proxy at the meeting.

  If you plan to attend the meeting, please let us know when you vote via the Internet or by touch tone telephone or when you return your proxy card. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, bank or other nominee holding the shares to provide you with evidence of your share ownership so that you may be admitted to the meeting.

                                          Sincerely,
                                          /s/ Richard C. Cook
                                          Richard C. Cook
                                          President and Chief Executive
                                           Officer

                                 MAPICS, Inc.
                        1000 Windward Concourse Parkway
                           Alpharetta, Georgia 30005

                                --------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD FEBRUARY 10, 2000

                                --------------

  NOTICE HEREBY IS GIVEN that the 2000 annual meeting of shareholders of MAPICS, Inc. will be held at The Georgian Terrace Hotel, 659 Peachtree Street, N.E., Atlanta, Georgia, on Thursday, February 10, 2000 at 9:00 a.m. The purpose of the meeting is for the shareholders to consider and vote upon:

  . the election of two directors to serve until the 2002 annual meeting of shareholders;

  . an amendment to our Articles of Incorporation to delete Section 2(b) of Annex A and Section 2(b) of Annex B, which grant the holders of our Series D convertible preferred stock and the holders of our Series E convertible preferred stock, acting as separate voting groups, the right to elect one member of our board of directors;

  . an amendment to the 1998 Long-Term Incentive Plan to increase the number of shares of common stock available for awards from 2,000,000 to 3,500,000 shares;

  . the approval of the 2000 Employee Stock Purchase Plan to replace the 1998 Employee Stock Purchase Plan;

  . an amendment to the 1998 Non-Employee Director Stock Option Plan to change (a) the number of option shares granted annually to non-employee directors from 3,000 shares of common stock to 5,000 shares, and (b) the vesting schedule of the options from equal installments over four years to one full installment on the first anniversary of the grant date; and

  . such other business as properly may come before the annual meeting or any adjournments.

  Information relating to these matters is set forth in the attached proxy statement. Shareholders of record at the close of business on December 14, 1999 are entitled to receive notice of and to vote at the annual meeting and any adjournments. We encourage you to vote using the Internet, by touch tone telephone or by returning the enclosed proxy card in the envelope provided.

                                          By Order of the Board of Directors.


                                          /s/ Martin D. Avallone
                                          Martin D. Avallone
                                          Vice President, General Counsel
                                          and Secretary

Atlanta, Georgia
December  , 1999

                                  HOW TO VOTE

Vote By Internet

  You can submit your proxy voting instructions via the Internet at the website identified on the enclosed proxy card. Internet voting is available 24 hours a day and will be accessible until midnight Eastern Standard Time on February 9, 2000. You will be given the opportunity to confirm that your voting instructions have been properly recorded. Our Internet voting procedures are designed to authenticate shareholders' identities by using individual control numbers. If you vote via the Internet, you do not need to return your proxy card.

Vote By Telephone

  You can submit your proxy voting instructions by touch tone telephone by calling the phone number identified on the enclosed proxy card. Telephone voting is available 24 hours a day and will be available until midnight Eastern Standard Time on February 9, 2000. As with Internet voting, you will be given the opportunity to confirm that your voting instructions have been properly recorded. In addition, our telephone voting procedures are designed to authenticate shareholders' identities by using individual control numbers. If you vote via touch tone telephone, you do not need to return your proxy card.

Vote By Mail

  If you choose to submit your proxy voting instructions by mail, please mark the enclosed proxy card, date and sign it and return it in the enclosed postage-paid envelope.

 YOU CAN SPARE US THE EXPENSE OF FURTHER PROXY SOLICITATION BY VOTING PROMPTLY
              BY PROXY IN ONE OF THE THREE WAYS DESCRIBED ABOVE.

Vote at the Annual Meeting

  Voting now by proxy will not limit your right to vote at the annual meeting if you decide to attend in person. If you do attend and wish to vote in person, you may simply revoke your proxy at the meeting. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, bank or other nominee holding the shares to provide you with evidence of your share ownership so that you may be admitted to the meeting.

                                 MAPICS, Inc.

                                --------------

                                PROXY STATEMENT
                    FOR THE ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD FEBRUARY 10, 2000

  The board of directors of MAPICS, which is a Georgia corporation, is furnishing this proxy statement to solicit your proxy for the voting of your shares at the 2000 annual meeting of shareholders and at any adjournments. The annual meeting will be held on Thursday, February 10, 2000 at 9:00 a.m. at The Georgian Terrace Hotel, 659 Peachtree Street, N.E., Atlanta, Georgia.

  We are mailing this proxy statement and the accompanying proxy card to
shareholders on or about December    , 1999.

                                    VOTING

General

  The securities that can be voted at the annual meeting consist of (a) common stock, $.01 par value per share, (b) Series D convertible preferred stock, $1.00 par value per share, and (c) Series E convertible preferred stock, $1.00 par value per share. Holders of common stock are entitled to cast one vote for each share held on the record date on each matter submitted to the shareholders at the annual meeting. Holders of the Series D preferred stock and the Series E preferred stock are entitled to vote on an as converted basis with the holders of the common stock as a single class. Series D preferred shareholders and Series E preferred shareholders are entitled to cast 10 votes for each share of Series D preferred stock or Series E preferred stock held on the record date on each matter submitted to the shareholders at the annual meeting.

  The record date for determining the shareholders who are entitled to receive notice of and to vote at the annual meeting has been fixed by the board of directors as the close of business on December 14, 1999. On the record date, shares (on an as converted basis) of common stock were outstanding and eligible to be voted at the annual meeting.

Quorum and Vote Required

  The presence at the annual meeting, in person or by proxy, of the holders of a majority of the votes entitled to be cast will constitute a quorum for the transaction of business at the annual meeting. In determining whether a quorum is present, we will apply the following principles:

  . Abstentions and votes withheld from any director nominee will be considered to be "votes entitled to be cast" and will be counted as present for purposes of determining the presence or absence of a quorum.

  . Broker non-votes will not be considered to be "votes entitled to be cast" and will not be counted as present for quorum purposes. Broker non-votes are votes that brokers holding shares of record for their customers are not permitted to cast under stock exchange rules because the brokers have not received specific instructions from their customers as to certain proposals and as to which the brokers have advised us that they lack voting authority.

  The following shareholder votes will be required for approval of the five proposals to be considered at the annual meeting.

  .  The proposals to:

    .  elect two directors to serve until the 2002 annual meeting (Proposal
       1),

    . amend the 1998 Long-Term Incentive Plan to increase the number of shares of common stock available for awards from 2,000,000 shares to 3,500,000 shares (Proposal 3),

    . approve the 2000 Employee Stock Purchase Plan to replace the 1998 Employee Stock Purchase Plan (Proposal 4), and

    . amend the 1998 Non-Employee Director Stock Option Plan to change (a) the number of option shares granted annually to non-employee directors from 3,000 shares of common stock to 5,000 shares, and (b) the vesting schedule of the options from equal installments over four years to one full installment on the first anniversary of the grant date (Proposal 5), must each be approved by a majority of the votes represented at the annual meeting and entitled to be cast on the proposal.

  . The proposal to amend the Articles of Incorporation to delete Section 2(b) of Annex A and Section 2(b) of Annex B (Proposal 2) must be approved by a majority of the votes entitled to be cast on the proposal.

  As to all of the proposals, abstentions and votes withheld will have the same effect as votes against the proposal or nominee, but broker non-votes will have no effect.

Voting by Proxy

  If you are unable to attend the annual meeting in person or will attend but do not wish to vote in person, you may submit your proxy voting instructions via the Internet or by touch tone telephone by midnight Eastern Standard Time on February 9, 2000, or by completing and returning the enclosed proxy card in time for receipt no later than the close of business on February 9, 2000. You may submit your proxy voting instructions via the Internet by accessing the website identified on the enclosed proxy card and following the instructions on the website. If you choose to submit your proxy voting instructions by touch tone telephone, please call the phone number identified on the enclosed proxy card and follow the prompts. In addition, you may give your voting instructions by specifying your choices with regard to each proposal on the enclosed proxy card and returning it in the enclosed envelope.

  If you submit a valid proxy to us via the Internet, the telephone or by mail in time to be voted at the annual meeting and do not revoke the proxy, the shares represented by the proxy will be voted at the annual meeting in accordance with your instructions. If you do not give specific instructions, the shares represented by a valid proxy will be voted "FOR" the election of the two director nominees named in Proposal 1 and "FOR" each of Proposals 2, 3, 4 and 5. If either nominee for election as a director should become unable to serve for any reason and the board of directors designates a substitute nominee, the persons named as proxies on the proxy will vote all valid proxies for the election of the substitute nominee.

  Your submission of a proxy via the Internet, by telephone or by mail does not affect your right to vote in person should you attend the annual meeting. However, the only way to revoke a proxy, whether it was given via the Internet, the telephone or by mail, is by the following methods:

  . giving written notice to MAPICS, Inc., 1000 Windward Concourse Parkway, Alpharetta, Georgia 30005, Attention: Martin D. Avallone, Vice President, General Counsel and Secretary;

  .  executing and delivering a proxy card bearing a later date to Mr.
     Avallone; or

  .  voting in person at the annual meeting.

Cost of Proxy Solicitation

  We are soliciting your proxy on behalf of the board of directors, and we will bear all of the related costs. Brokers, banks and others holding shares in their names or in the names of their nominees will forward copies of the proxy solicitation materials to beneficial owners and will seek authority for execution of proxies. We will reimburse them for their reasonable expenses in so doing. Our employees also may communicate with you to solicit your proxy, but we will not pay them any additional compensation for doing so.

                                STOCK OWNERSHIP

  The following table sets forth information as of November 1, 1999 (unless otherwise indicated) regarding the beneficial ownership of our voting stock by each person known by us to own more than 5% of any class of our voting securities, each director and nominee for director, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group.

  Pursuant to SEC rules, the number of shares of common stock beneficially owned by a specified person or group includes shares issuable pursuant to convertible securities, warrants and options held by such person or group that may be converted or exercised within 60 days after November 1, 1999. Such shares are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by such person or group but are not deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by any other person or group.

  The persons named in the table gave us the stock ownership information about themselves. Except as explained in the footnotes below, the named persons have sole voting and investment power with regard to the shares shown as beneficially owned by them.

                                  Amount and Nature of Beneficial Ownership
                          ---------------------------------------------------------
                                              Stock Options
                                               Exercisable       Total
                             Common Stock       Within 60     Common Stock Percent
                          Beneficially Owned    Days After    Beneficially of Class
                          Excluding Options  November 1, 1999    Owned      Owned
                          ------------------ ---------------- ------------ --------
Principal Shareholders
----------------------
General Atlantic
 Partners, LLC(1).......      4,000,000              --        4,000,000    19.91%
Fir Tree Partners(2)....      2,139,200              --        2,139,200    12.16
Clover Capital
 Management, Inc.(3)....      1,868,595              --        1,868,595    10.62
The Kaufmann Fund,
 Inc.(4)................      1,010,000              --        1,010,000     5.74
Executive Officers and
Directors
----------------------
Martin D. Avallone(5)
 Vice President, General
  Counsel and
  Secretary.............          8,964           25,675          34,639        *
George A. Chamberlain 3d
 Director...............          2,940          131,089         134,029        *
Richard C. Cook(5)(6)
 President, Chief
  Executive Officer and
  Director..............         47,259          152,625         199,884     1.13
William J. Gilmour(5)
 Chief Financial
  Officer...............         16,644           54,542          71,186        *
Roger J. Heinen, Jr.
 Director...............            720           13,084          13,804        *
Edward J. Kfoury(7)
 Director...............         35,591           23,718          59,309        *
Terry H. Osborne
 Director...............          1,585            5,750           7,335        *
H. Mitchell Watson,
 Jr.(8)
 Director...............         20,712           17,268          37,980        *
All directors and
 executive officers as a
 group (8 persons)......        134,415          423,751         558,166     3.10

--------
 *Represents beneficial ownership of less that 1% of our outstanding common stock.
(1) Includes 880,290 shares of common stock and 88,029 shares of Series D convertible preferred stock held by General Atlantic Partners 21, L.P., or GAP 21, 188,120 shares of common stock, 11,971 shares of Series D convertible preferred stock and 6,840 shares of Series E convertible preferred stock held by GAP Coinvestment Partners, L.P., or GAP Coinvestment, and 431,600 shares of common stock and 43,159 shares of Series E convertible preferred stock held by General Atlantic Partners 32, L.P., or GAP 32. Each share of Series D convertible preferred stock and Series E convertible preferred stock is convertible at any time into 10 shares of common stock. Also includes 863,190 and 136,810 shares of common stock underlying warrants held by GAP 32 and GAP Coinvestment, respectively. As a result of the foregoing, GAP Coinvestment, GAP 21, GAP 32 and General Atlantic Partners, LLC, or GAP LLC, the sole general partner of GAP 21 and GAP 32, which we refer to collectively as the GA Entities, own beneficially 4,000,000 shares of common stock. The GA Entities own beneficially 1,500,010 shares of common stock, 100,000 shares, or 80.0%, of the outstanding Series D convertible preferred stock, 49,999 shares, or 100%, of the outstanding Series E convertible preferred stock and 100% of the warrants for the purchase of a total of 1,000,000 shares of common stock. William E. Ford, Stephen P. Reynolds, William O. Grabe, Steven A. Denning, David C. Hodgson, Peter L. Bloom, Franchon M. Smithson and J. Michael Cline, whom we refer to as the GA Members, are the managing members of GAP LLC and are the general partners of GAP Coinvestment. The GA Members disclaim beneficial ownership of such shares, except to the extent of each member's pecuniary interest therein. The address of GAP LLC is 3 Pickwick Plaza, Greenwich, Connecticut 06830.
(2) According to Amendment No. 2 to Schedule 13D dated November 16, 1999, Fir Tree Partners, a registered investment advisor, has sole voting and investment power with respect to all of the common stock shown. The address of Fir Tree Partners is 535 Fifth Avenue, 31st Floor, New York, New York 10017.
(3) According to Amendment No. 6 to Schedule 13G dated February 9, 1999, Clover Capital Management, Inc., a registered investment adviser, has shared voting and investment power with respect to all of the shares of common stock shown. The address of Clover Capital Management, Inc. is 11 Tobey Village Office Park, Pittsford, New York 14534.
(4) According to Amendment No. 3 to Schedule 13G dated February 27, 1998, The Kaufmann Fund, Inc., a registered investment company, has shared voting and investment power with respect to all of the shares of common stock shown. The address of The Kaufmann Fund, Inc. is 140 E. 45th Street, New York, New York 10017.
(5) Includes shares of restricted common stock issued on April 14, 1999, for which the officer has voting rights but does not have the right to dispose of the stock until April 14, 2002 provided the officer is still employed by us, as follows:
    .   7,059 shares for Mr. Avallone
    .   47,059 shares for Mr. Cook
    .   16,471 shares for Mr. Gilmour
(6) Includes 200 shares of common stock held by Mr. Cook's wife.
(7) Includes 2,500 shares of common stock that are held by the Patricia A. Kfoury Revocable Trust u/d/t/ dated April 21, 1998 for the benefit of Mr. Kfoury's wife.
(8) Includes 5,000 shares of common stock held by Mr. Watson's wife.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

Nominees

  Pursuant to our Articles of Incorporation and Bylaws, our board of directors must consist of at least three and no more than eleven persons, with the precise number to be determined by resolution of our shareholders or the board of directors from time to time. The board is now comprised of six directors and is divided into three classes of two directors each. The shareholders elect the directors in each class for a term of three years and until their successors are elected and qualified. The term of office of one class of directors expires each year at the annual meeting, and the shareholders elect a new class of directors each year at that time.

  At the annual meeting, the terms of the two Class III directors, Terry H. Osborne and H. Mitchell Watson, Jr., will expire. The board of directors has nominated each of these individuals for re-election at the annual meeting. If re-elected, each of the nominees will serve a three-year term that will expire at the 2003 annual meeting. If either of the nominees should be unavailable to serve for any reason, which is not anticipated, the board of directors may:

  . designate a substitute nominee, in which case the persons named as proxies will vote the shares represented by all valid proxies for the election of such substitute nominee;

  . allow the vacancy to remain open until a suitable candidate is located and nominated; or

  .  adopt a resolution to decrease the authorized number of directors.

  The board of directors unanimously recommends that you vote "FOR" the proposal to re-elect Terry H. Osborne and H. Mitchell Watson, Jr. as directors for a three-year term expiring at the 2003 annual meeting and until their successors have been duly elected and qualified.

Information Regarding Nominees and Continuing Directors

  Listed below are the names of each of the board's nominees, his age as of December 1, 1999, his business experience and the year he first became a director. Also listed is similar information about each of the four incumbent directors whose terms will continue following the annual meeting.

     Class III Directors Nominated To Serve Until the 2003 Annual Meeting

 Terry H. Osborne.................  Mr. Osborne, age 61, has been a member of our board since January 1998. Mr. Osborne
                                     served as President and Chief Operating
                                     Officer of System Software Associates,
                                     Inc., SSA, a computer software company,
                                     from October 1994 to October 1996, the
                                     date of his retirement. From October 1987
                                     to November 1994, he served as SSA's
                                     General Manager and Vice President--
                                     Europe. Prior to joining SSA, he was
                                     employed by IBM in various capacities
                                     since 1961, including Vice President
                                     level positions in both the United States
                                     and Europe. Mr. Osborne is Chairman of
                                     Prime Response Group, Inc., and is a
                                     director of Dendrite International, Inc.
 H. Mitchell Watson, Jr...........  Mr. Watson, age 62, has been a member of our board and Chairman of the Board of
                                     Directors since September 1997. Mr.
                                     Watson has served as the President of
                                     Sigma Group of America, a consulting
                                     company, since June 1992. From January
                                     1989 until June 1992, he was President
                                     and Chief Executive Officer of Rolm Co.,
                                     a joint venture of IBM and Siemens AG. In
                                     addition, he is a retired Vice President
                                     of IBM. Mr. Watson is also a director of
                                     Praxair Inc. and Identrus LLC and is Vice
                                     Chairman of Helen Keller International.

            Class I Directors To Serve Until the 2001 Annual Meeting
 Roger J. Heinen, Jr..............  Mr. Heinen, age 48, has been a member of our board since September 1997. From
                                     January 1993 until March 1996, he served
                                     as a Senior Vice President of Microsoft
                                     Corporation. Prior to that time, he was a
                                     Senior Vice President of Apple Computer,
                                     Inc. from January 1990 until January 1993.
                                     Mr. Heinen is also a director of ANSYS,
                                     Inc., Avid Technologies, Inc., and
                                     Progress Software, Inc.
 Edward J. Kfoury.................  Mr. Kfoury, age 61, has been a member of our board since May 1993. He was initially
                                     appointed to the board of directors as a
                                     designee of IBM, but he no longer serves
                                     as an IBM designee. Mr. Kfoury served as a
                                     division President and as a Vice President
                                     of IBM until June 1, 1993, the date of his
                                     retirement. Mr. Kfoury is also a director
                                     of Dendrite, Inc.

            Class II Directors To Serve Until the 2002 Annual Meeting

 George A. Chamberlain 3d.........  Mr. Chamberlain, age 64, has been a member of our board since August 1997. Mr.
                                     Chamberlain has served as the Chief
                                     Financial Officer of Radnet, Inc., a
                                     computer software company, since September
                                     1997. From September 1994 until August
                                     1997, he served as our Chief Financial
                                     Officer. During 1993 and 1994,
                                     Mr. Chamberlain was an Executive Vice
                                     President with Capital Technologies, Inc.,
                                     a consulting and venture capital company.
                                     Mr. Chamberlain retired from Digital
                                     Equipment Corporation in 1992 after 23
                                     years of service, where his last position
                                     was Vice President of Finance.
 Richard C. Cook..................  Mr. Cook, age 52, has been our President and Chief Executive Officer and a member
                                     of our board since August 1997. From
                                     October 1994 to July 1997, Mr. Cook served
                                     as our Senior Vice President and General
                                     Manager of our MAPICS Business Group. Mr.
                                     Cook served as the President and Chief
                                     Executive Officer of Mapics, Inc., a
                                     former subsidiary, from March 1993 to
                                     October 1994. Mr. Cook was employed by IBM
                                     as Director of its Atlanta Software
                                     Development Laboratory from March 1990 to
                                     February 1993 and as Director of its
                                     Corporate Computer Integrated
                                     Manufacturing Project Office from March
                                     1988 to April 1990.

Meetings and Committees of the Board of Directors

  The board of directors conducts its business through meetings of the full board and through committees of the board. During the fiscal year ended September 30, 1999, the board of directors held twelve meetings, the compensation committee held seven meetings, the audit committee held seven meetings and the strategic relationship committee held one meeting. Each director attended at least 75% of all meetings of the full board of directors and of each committee on which he served.

  The audit committee reviews with our independent accountants their audit plan, the scope and results of their audit engagement and the accompanying management letter, if any. Members also consult with the independent accountants and management with regard to our accounting methods and the adequacy of our internal accounting controls, and review the range of the independent accountants' audit and nonaudit fees. Although not required to do so, the audit committee is in compliance with several of the proposals suggested in the February 1999 report of the Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees sponsored by the New York Stock Exchange and the National Association of Securities Dealers. For example, the audit committee has adopted a charter that outlines the purpose and goals of the committee and sets forth its governing and operational policies. The audit committee also has reviewed our audited year-end financial statements and discussed them and the audit with our management and the auditors. The audit committee also has discussed with and received assurances from the auditors regarding their independence. In addition, each of the committee members is financially literate and the chairman of the committee has the financial management expertise required by the proposed rules of The Nasdaq Stock Market, Inc. The audit committee is comprised of George A. Chamberlain 3d (Chairman), Roger J. Heinen, Jr. and H. Mitchell Watson, Jr.

  The compensation committee evaluates and approves the compensation arrangements of senior management, and administers and interprets our employee benefit plans. Administration of our benefit plans includes, among other things, determining which directors, officers and employees will receive awards under the plans, when the awards will be granted, the type of awards to be granted, the number of shares or cash involved in each award, the time when any options granted will become exercisable and, subject to certain conditions, the price and duration of such options. The compensation committee is comprised of Edward J. Kfoury (Chairman), H. Mitchell Watson, Jr. and Terry
H. Osborne.

  The strategic relationship committee reviews certain potential strategic relationships that management is considering. The strategic relationship committee is comprised of H. Mitchell Watson (Chairman), Edward J. Kfoury, George A. Chamberlain 3d and Richard C. Cook.

  The board of directors as a whole functions as a nominating committee to select management's nominees for election to the board. The board of directors will also consider nominees recommended by shareholders. For a description of requirements regarding shareholder nominations and other proposals, see "Shareholders' Proposals For 2001 Annual Meeting."

Director Compensation

  Upon the commencement of their service as directors, we grant each of our non-employee directors an option to purchase 20,000 shares of common stock under our 1998 Non-Employee Director Stock Option Plan. For each year they continue to serve, we grant each director an additional option to purchase 3,000 shares of common stock. Options granted under the Non-Employee Director Stock Option Plan now vest 25% on each anniversary of the grant date so that on the fourth anniversary they are fully vested. However, subject to approval by the shareholders at the 2000 annual meeting, the number of option shares thereafter granted annually to each non-employee director will increase to 5,000, and the vesting schedule will change so that each option will vest in one full installment on the first anniversary of the grant date.

  From October 1998 until the end of December 1998, non-employee directors received an annual cash retainer of $3,000 and $1,000 for each board or committee meeting attended in person or $500 if such meeting was attended by telephone. Beginning January 1, 1999, the annual cash retainer increased to $8,000. In addition, pursuant to the 1998 Non-Employee Directors Stock Incentive Plan, non-employee directors are required to take 50% of their annual retainer and meeting fees, and may elect to take the remaining 50% of their retainer and meeting fees, in the form of common stock, deferred rights to receive common stock or options to acquire common stock.

  Under our current policy, the board of directors may, upon the request of the President and Chief Executive Officer, retain its directors as consultants. Directors serving as consultants will be paid $3,000 per day for each day that they provide consulting services and, if less than a full day, $375 per hour. However, the aggregate amount of compensation paid to any director consultant may not exceed $45,000 per year. Directors serving as consultants also are reimbursed for reasonable travel and living expenses while working. During the fiscal year ended September 30, 1999, Mr. Heinen earned $4,000 for his services to us as a consultant.

  We do not compensate directors who are also our employees for their service as directors.

                                  PROPOSAL 2

               AMENDMENT OF ARTICLES OF INCORPORATION TO DELETE
              SECTION 2(b) OF ANNEX A AND SECTION 2(b) OF ANNEX B

  Section 2(b) of Annex A and Section 2(b) of Annex B of our Articles of Incorporation grant to each of the holders of Series D convertible preferred stock and Series E convertible preferred stock, acting as separate voting groups, the right to elect or designate one member of the board of directors. The Series D preferred shareholders and the Series E preferred shareholders have each permanently waived their rights to elect or designate a director, and each has approved the deletion of Section 2(b) of Annex A and Section 2(b) of Annex B, respectively, of the Articles of Incorporation. For this reason, the board of directors has recommended that the Articles of Incorporation be amended to delete Section 2(b) of Annex A and Section 2(b) of Annex B.

  We will provide a full copy of the Articles of Incorporation, including Annex A and Annex B, to you upon your request and without charge. Requests should be sent to MAPICS, Inc., 1000 Windward Concourse Parkway, Alpharetta, Georgia 30005, Attention: Martin D. Avallone, Vice President, General Counsel and Secretary.

  The board of directors unanimously recommends that shareholders vote "FOR" the proposal to amend the Articles of Incorporation to delete Section 2(b) of Annex A and Section 2(b) of Annex B.

                                  PROPOSAL 3

                AMENDMENT OF THE 1998 LONG-TERM INCENTIVE PLAN
               TO INCREASE THE AVAILABLE SHARES OF COMMON STOCK

  We currently maintain the 1998 Long-Term Incentive Plan, or LTIP, under which stock options and other incentive awards may be granted to our employees, officers, consultants and directors. As of December 1, 1999, there were 896,417 shares remaining available for awards under the LTIP. On December 1, 1999, the board of directors recommended that the LTIP be amended, subject to the approval of the shareholders, to increase the number of shares of common stock available for awards from 2,000,000 shares to 3,500,000 shares.

  A summary of the LTIP, as proposed to be amended, is set forth below. The summary is qualified in its entirety by the full text of the LTIP. We will provide a copy of the full text of the LTIP to you upon your request and without charge. Requests should be sent to MAPICS, Inc., 1000 Windward Concourse Parkway, Alpharetta, Georgia 30005, Attention: Martin D. Avallone, Vice President, General Counsel and Secretary.

  The board of directors unanimously recommends that shareholders vote "FOR" the proposal to amend the 1998 Long-Term Incentive Plan to increase the number of shares of common stock available for awards from 2,000,000 shares to 3,500,000 shares.

General

  The purpose of the LTIP is to promote the success and enhance the value of our stock by linking the personal interests of employees, officers, consultants and directors to those of the shareholders and by providing these persons with an incentive for outstanding performance. As of December 1, 1999, approximately 410 persons were eligible to participate in the LTIP.

  The LTIP authorizes the granting of awards to our employees, officers, consultants and directors and those of our affiliated companies in the following forms:

  . options to purchase shares of common stock, which may be incentive stock options or non-qualified stock options;

  .  stock appreciation rights;

  .  performance units;

  .  restricted stock;

  .  dividend equivalents; and

  .  other stock-based awards.

  Pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, we may not deduct compensation in excess of $1 million paid to our chief executive officer and our four next most highly compensated executive officers. The LTIP is designed to comply with Section 162(m) of the Code so that the grant of options and SARs and other awards under the plan that are conditioned on performance goals will be excluded from the calculation of annual compensation and will be fully deductible by us.

Number of Shares

  The aggregate number of shares of common stock reserved and available for awards or which may be used to determine the value of an award (such as with a SAR or performance share) is 2,000,000, of which no more than 20% may be granted in the form of restricted or unrestricted stock awards. The aggregate number of shares available for awards under the plan is proposed to be increased to 3,500,000, of which no more than 20% would be granted in the form of restricted or unrestricted stock awards. No participant may receive options or SARs for more than 300,000 shares during any one calendar year. In addition, the maximum fair market value of all awards, other than options and SARs, that a participant may receive is $2,000,000.

Administration

  The LTIP is administered by the compensation committee. The compensation committee has the authority and discretion to designate participants and to determine the type of awards to be granted to each participant and the terms and conditions of the award. In addition, the compensation committee may establish, adopt or revise any rules and regulations necessary or advisable to administer the LTIP.

Awards

  Stock Options. The Compensation Committee is authorized to grant options to participants, which may be incentive stock options, ISOs, or non-qualified stock options, NSOs. All options are evidenced by a written award agreement or certificate between us and the participant, which includes an exercise price that is not less than the fair market value of the underlying common stock as of the date of grant. In addition, the terms of any ISO must meet the requirements of Section 422 of the Internal Revenue Code. The compensation committee may provide in an award agreement for the automatic grant of additional options to the participant equal to the number of shares of common stock surrendered in payment of the exercise price of the original option. The exercise price for the new option would be equal to the fair market value of the surrendered common stock on the date of exercise of the original option, and the term of the new option would be co-extensive with the term of the original option. During fiscal 1999, we did not grant any options with this provision.

  Stock Appreciation Rights. The compensation committee may grant SARs to participants. Upon the exercise of a SAR, the participant has the right to receive the excess of the fair market value of one share of common stock on the date of exercise over the grant price of the SAR as determined by the compensation committee. The grant price of the SAR may not be less than the fair market value of one share of common stock on the date of grant. All awards of SARs are evidenced by an award agreement, reflecting the terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of the SAR. During fiscal 1999, we did not grant any SARs.

  Performance Units. The compensation committee may grant performance units to participants on the terms and conditions established by the compensation committee. The compensation committee has the complete discretion to determine the number of performance units granted to each participant and to set performance goals and other conditions that may determine the number and value of performance units paid to the participant. During fiscal 1999, we did not grant any performance units.

  Restricted Stock Awards. The compensation committee may make awards of restricted stock, which are subject to restrictions on transferability and other restrictions as the compensation committee may impose. These restrictions may include limitations on the right to vote restricted stock or the right to receive dividends on the restricted stock. During fiscal 1999, we granted 113,501 restricted stock awards.

  Dividend Equivalents. The compensation committee is authorized to grant dividend equivalents to participants subject to terms and conditions established by the compensation committee. Dividend equivalents entitle the participant to receive payments equal to dividends with respect to all or a portion of the number of shares of common stock subject to an award, as determined by the compensation committee. The compensation committee may provide that dividend equivalents are to be paid or distributed when accrued or be deemed to have been reinvested in additional shares of common stock or otherwise reinvested. During fiscal 1999, we did not grant any dividend equivalents.

  Other Stock-Based Awards. The compensation committee may grant other awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of common stock. These awards may include shares of common stock awarded purely as a "bonus" and not subject to any restrictions or conditions, convertible or exchangeable debt securities and other rights convertible or exchangeable into shares of common stock. In addition, these awards may be valued by reference to book value of shares of common stock or the value of securities of or the performance of specified affiliated companies. The compensation committee will determine the terms and conditions of any such awards. During fiscal 1999, we did not grant any other stock-based awards.

  Performance Goals. The compensation committee may determine that any award will be determined solely on the basis of:

  . the achievement by us or a subsidiary of a specified target return, or target growth in return, on equity or on assets;

  .  our stock price;

  . the achievement by an employee or a business unit of a specified target, or target growth in, revenues, net income or earnings per share;

  . the achievement of objectively determinable goals with respect to product delivery, product quality, customer satisfaction, meeting budgets and/or retention of employees; or

  .  any combination of the goals set forth above.

If an award is made on such basis, the compensation committee must establish goals prior to the beginning of the period for which such performance goal relates (or such later date as may be permitted under Section 162(m) of the Internal Revenue Code). The compensation committee may for any reason reduce, but not increase, any award, notwithstanding the achievement of a specified goal. Any payment of an award that has performance goals will be conditioned on the written certification of the compensation committee that the performance goals and any other material conditions were satisfied. During fiscal 1999, we did not grant any performance goal awards.

  Limitations on Transfer; Beneficiaries. No unexercised or restricted award will be assignable or transferable by a participant other than by will or the laws of descent and distribution or, except in the case of an ISO, pursuant to a qualifying domestic relations order. However, the compensation committee may permit other transfers when the transfers do not result in accelerated taxation, do not cause any option intended to be an ISO to fail to be described in Code Section 422(b), and is otherwise appropriate and desirable, taking into account any factors deemed relevant. Factors to be considered may include any state or federal tax or securities laws or regulations applicable to transferable awards. A participant may, in the manner determined by the compensation committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant's death.

  Acceleration Upon Certain Events. Upon the participant's death, all outstanding options, SARs and other awards in the nature of exercisable rights will become fully exercisable and all restrictions on outstanding awards will lapse. Upon the participant's disability, all awards will continue to vest and will lapse in accordance with the LTIP or the applicable award agreement. Any options or SARs will continue or lapse in accordance with the other provisions of the LTIP and the award agreement. In the event of a change in control, as defined in the LTIP, all outstanding options, SARs, and other awards in the nature of exercisable rights will become fully vested and all restrictions on all outstanding awards will lapse. In the event of the occurrence of any circumstance or event not constituting a change in control but which the board of directors deems to be reasonably likely to lead to an effective change in control, the compensation committee or the board of directors may, in their respective sole discretion, declare all outstanding options, SARs and other awards in the nature of exercisable rights to become fully vested and/or all restrictions on all outstanding awards to lapse.

Termination and Amendment

  The board of directors or the compensation committee may amend, modify or terminate the LTIP without shareholder approval; provided, however, that the board or committee may condition any amendment on the approval of shareholders if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations. No termination, amendment, or modification of the LTIP may adversely affect any award previously granted, without the written consent of the participant. The compensation committee may amend, modify or terminate any outstanding award without approval of the participant; provided, however, that such amendment, modification or termination may not, without the participant's consent, reduce or diminish the value the award would have if the award had been exercised, vested, cashed in or otherwise settled on the date of the amendment or termination. In addition, except as otherwise permitted in the plan, the exercise price of any option may not be reduced and the original term of any option may not be extended.

Certain Federal Income Tax Effects

  Non-qualified Stock Options. Under present federal income tax regulations, there will be no federal income tax consequences to either us or the participant upon the grant of a non-discounted NSO. However, the participant will realize ordinary income on the exercise of the NSO in an amount equal to the excess of the fair market value of the common stock acquired over the exercise price, and we will receive a corresponding deduction. A subsequent sale or exchange of such shares will result in gain or loss measured by the difference between the exercise price, increased by any compensation reported upon the participant's exercise of the option, and the amount realized on such sale or exchange. This gain or loss will be capital in nature if the shares were held as a capital asset and will be long-term if the shares were held for the applicable long-term capital gain holding period.

  Incentive Stock Options. Under present federal income tax regulations, there will be no federal income tax consequences to either us or the participant upon the grant of an ISO or the participant's exercise of the ISO. If the participant holds the shares of common stock for the greater of two years after the date the option was granted or one year after the acquisition of such shares of common stock, the difference between the aggregate exercise price and the amount realized upon disposition of the shares of common stock will constitute a capital gain or loss, and we will not be entitled to a federal income tax deduction. If the shares of common stock are disposed of in a sale, exchange or other "disqualifying disposition" during the required holding period, the participant will realize taxable ordinary income in an amount equal to the excess of the fair market value of the common stock purchased at the time of exercise (or, if less, the amount realized on the disposition of the shares) over the aggregate exercise price, and we will be entitled to a federal income tax deduction equal to such amount. Upon exercise of an ISO, the participant may be subject to alternative minimum tax on certain items of tax preference. If an ISO is exercised at a time when it no longer qualifies as an incentive stock option, the option will be treated as an NSO.

  SARs. Under present federal income tax regulations, a participant receiving a non-discounted SAR will not recognize income, and we will not be allowed to take a tax deduction, at the time the award is granted. When a participant exercises the SAR, the amount of cash and the fair market value of any shares of common stock received will be ordinary income to the participant, and we will not be allowed to take a deduction for federal income tax purposes.

  Performance Units. Under present federal income tax regulations, a participant receiving performance units will not recognize income and we will not be allowed to take a tax deduction at the time the award is granted. When a participant receives payment of performance units, the amount of cash and the fair market value of any shares of common stock received will be ordinary income to the participant, and we will be allowed to take a deduction for federal income tax purposes.

  Restricted Stock. Under present federal income tax regulations, and unless the participant makes an election to accelerate recognition of the income to the date of grant, a participant receiving a restricted stock award will not recognize income, and we will not be allowed to take a tax deduction, at the time the award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock, and we will be entitled to a corresponding tax deduction at that time.

Benefits to Named Executive Officers and Others

  As of December 1, 1999, options had been granted under the LTIP to the following persons and were outstanding as of that date. Any future awards will be made at the discretion of the compensation committee.

              Options Granted Under the Long-Term Incentive Plan

                                                                   Number
                                                               of Securities
                                                             Underlying Options
Name and Position                         Dollar Value($)(1)    Outstanding
-----------------                         ------------------ ------------------
Richard C. Cook..........................         --              135,500
 President, Chief Executive Officer and
  Director
William J. Gilmour.......................         --               34,600
 Chief Financial Officer, Vice President
  of Finance and Treasurer
Martin D. Avallone.......................         --               67,700
 Vice President, General Counsel and Sec-
  retary
All Executive Officers as a Group........         --              237,800
Terry H. Osborne.........................         --                 --
 Director
H. Mitchell Watson.......................         --                 --
 Director
All Non-Employee Directors as a Group
 (including the above)...................         --                 --
All Employees (other than Executive
 Officers) as a Group....................         --              758,400

--------
(1) The exercise price of the options range from $4.25 to $18.00 for Messrs. Cook and Gilmour, from $4.25 to $18.4375 for Mr. Avallone and all executive officers as a group, and from $4.1875 to $22.50 for all employees (other than executive officers) as a group. On a per share basis, the value will reflect the excess of the fair market value of the common stock on the date of exercise of the option over the exercise price of the option. The closing price of the common stock as reported on the Nasdaq National Market on December 1, 1999 was $9.4375.

                                  PROPOSAL 4

            ADOPT THE 2000 EMPLOYEE STOCK PURCHASE PLAN TO REPLACE
                     THE 1998 EMPLOYEE STOCK PURCHASE PLAN

  We currently maintain the 1998 Employee Stock Purchase Plan under which employees may purchase shares of our common stock. On December 1, 1999, the board of directors recommend that the 2000 Employee Stock Purchase Plan be adopted to replace the 1998 Employee Stock Purchase Plan. As of December 1, 1999, there were 146,008 shares remaining for purchase under the Employee Stock Purchase Plan. If the shareholders adopt the 2000 Employee Stock Purchase Plan at the annual meeting, the 1998 Employee Stock Purchase Plan will be terminated as of the end of the payment period ending on June 30, 2000. If the shareholders do not approve the 2000 Employee Stock Purchase Plan at the annual meeting, the 1998 Employee Stock Purchase Plan will continue in full force and effect.

  A summary of the Employee Stock Purchase Plan to be approved is set forth below. We will provide a copy of the full text to you upon your request and without charge. Requests should be sent to MAPICS, Inc., 1000 Windward Concourse Parkway, Alpharetta, Georgia 30005, Attention: Martin D. Avallone, Vice President, General Counsel and Secretary.

  The board of directors unanimously recommends that shareholders vote "FOR" the proposal to adopt the 2000 Employee Stock Purchase Plan to replace the 1998 Employee Stock Purchase Plan.

Eligibility

  Each of our employees is eligible to participate in the ESPP, provided such employee (a) is regularly scheduled to work at least 20 hours each week and at least five months in the calendar year and (b) immediately after the grant of an option to him under the ESPP he would own less than 5 percent of the total combined voting power or value of all classes of our stock. As of December 1, 1999, there were approximately 410 employees eligible to participate in the ESPP.

  An eligible employee may elect to become a participant in the ESPP by filing an election form authorizing specified regular payroll deductions over the next purchase period. Unless an employee files a new election form or withdraws from the ESPP, the election form continues from one purchase period to the next as long as the ESPP remains in effect. An employee may authorize payroll deductions in an amount of not less than 1% but not more than 10% of his total compensation, including base pay or salary and any bonuses or commissions. Deductions may not be increased or decreased during a purchase period, but a participant may withdraw in full from the ESPP at any time. A participant may not make cash contributions or payments to the ESPP.

Administration

  The ESPP will be administered by the compensation committee or the board of directors, which will have authority to interpret the ESPP.

Shares Subject to Plan

  Shares subject to the ESPP may either be authorized but unissued shares or shares that we once issued and subsequently reacquired. Under the ESPP to be adopted, 500,000 shares of common stock will be available for grants.

Terms and Conditions of Participation

  Participant Accounts. The compensation committee will establish a bookkeeping account for each participant and credit such participant's payroll deductions to his account. Any funds actually held in accounts will remain part of our general assets, and we may use such assets for any corporate purpose. No interest will accrue or be paid on any payroll deductions contributed to the ESPP or credited to the account of any participant.

  Purchase Periods. The purchase periods during which payroll deductions are accumulated under the ESPP are the six-month periods commencing and ending on or about January 1 to June 30 and July 1 to December 31 of each year.

  Grant of Options. On the first business day of each purchase period, we will grant to each participant in the ESPP an option to purchase on the last day of such purchase period a maximum of 1,000 shares of our common stock. The participant will be entitled to exercise such option to the extent that the participant's accumulated payroll deductions on the last day of such purchase period are sufficient to do so; provided, however, that if the participant's accumulated payroll deductions would enable the participant to purchase more than 1,000 shares, the excess of the amount of the accumulated payroll deductions will be refunded to the participant, without interest. The option price for each purchase period will be the lesser of (a) 85% of the fair market value of our common stock on the first business day of the purchase period or (b) 85% of the fair market value of our common stock on the last business day of the purchase period.

  Exercise of Options. Each eligible employee who continues to be a participant in the ESPP on the last business day of a purchase period will be deemed to have exercised his option on such date for such number of full shares of common stock as his accumulated payroll deductions on such date will pay for at the option price, subject to the 1,000-share limit of the option. Only full shares of common stock may be purchased under the ESPP. Unused payroll deductions remaining in an employee's account at the end of a purchase period (other than amounts refunded to the employee as described above) will be carried forward to the succeeding purchase period.

  Special Limitations. No option will be granted to a participant if such option, when combined with all other options granted under Code Section 423 employee stock purchase plans, would permit such participant to purchase shares of common stock having a fair market value in excess of $25,000 per year.

  Withdrawals. An employee may withdraw from the ESPP at any time prior to the last business day of each purchase period by giving a withdrawal notice, in which event we will refund the entire balance of the employee's deductions not previously used to purchase stock under the ESPP. To re-enter the ESPP, an employee who has previously withdrawn must file a new authorization at least ten days before the beginning date of the next purchase period. A participant who elects to withdraw from the ESPP may not participate again until the beginning of the next purchase period.

  Adjustments. If the shares of common stock are subdivided or combined into a greater or smaller number of shares or if, upon a reorganization, split-up, liquidation, recapitalization or the like, shares of common stock are exchanged for any other of our securities, each optionee will be entitled to purchase such number of shares of common stock or amount of other securities as were exchangeable for the number of shares of common stock such optionee would otherwise have been entitled to purchase, and appropriate adjustments will be made in the exercise price per share to reflect such subdivision, combination or exchange. In the event of a stock dividend, each optionee upon exercising such an option will be entitled to receive the shares as to which he is exercising the option and the stock dividend on such shares. In any of the above events, appropriate adjustments will also be made to the number of shares available for purchase under the ESPP. Any of the above adjustments will be made only to the extent that they will not require shareholder approval under Section 423(b)(2) of the Code. In the event of an acquisition of all or substantially all of our stock or assets, the compensation committee will either (a) make appropriate provision for the continuation of options outstanding under the ESPP by arranging for the substitution of consideration upon exercise or (b) terminate all outstanding options in exchange for a cash payment equal to the excess of the fair market value of the option shares over the exercise price of the options (determined with reference only to the first business day of the applicable purchase period).

  Delivery of Common Stock; Shareholder Rights. As soon as practicable after the end of each purchase period, we will either issue to each participant the shares of common stock, if any, purchased for such participant, or transfer the stock in book form to a broker retained by us. Upon issuance of such shares, the participant will have all of the rights and privileges of a shareholder with respect to the shares.

  Restrictions on Transfer. An employee's rights under the ESPP may not be transferred other than by will or the laws of descent and distribution. Any option granted under the ESPP to an employee may be exercised, during the employee's lifetime, only by the employee.

  Termination of Employee's Rights. An employee's rights under the ESPP will terminate when he ceases to be an employee because of retirement, voluntary or involuntary termination, resignation, lay-off, discharge, death, change of status or for any other reason, except that if an employee is on a leave of absence from work during the last three months of any purchase period, he will be deemed to be a participant in the ESPP on the last day of that purchase period. A withdrawal notice will be considered as having been received from the employee on the day his employment ceases, and all payroll deductions not used to purchase shares will be refunded. If an employee's payroll deductions are interrupted by any legal process, a withdrawal notice will be considered as having been received from the employee on the day the interruption occurs.

Termination and Amendment

  Unless terminated sooner as provided below, the ESPP will terminate on December 31, 2007. The ESPP may be terminated at any time by the board, but such termination will not affect options then outstanding. The ESPP will terminate in any case when all or substantially all of the unissued shares of stock reserved for the purposes of the ESPP have been purchased. If at any time shares of stock reserved for the ESPP remain available for purchase but not in sufficient number to satisfy all unfilled purchase requirements, the available shares will be apportioned among participants in proportion to their options and the ESPP will terminate. Upon termination, all payroll deductions not used to purchase stock will be refunded. The compensation committee or the board may from time to time amend the ESPP, provided that, without shareholders' approval, no amendment may (a) increase the number of shares that may be issued or change the class of employees eligible to receive options under the ESPP or (b) cause Rule 16b-3 under the Exchange Act to become inapplicable to the ESPP.

Federal Income Tax Effects

  The ESPP is intended to qualify for the favorable federal income tax consequences of Code Section 423. Neither the grant nor the exercise of options granted under the ESPP will have a tax impact on the participant or us. A participant receives a tax basis in the purchased stock equal to his own contributions. If a participant disposes of the stock acquired upon the exercise of his options more than two years from the date of grant and one year from the date of exercise (the "required holding period"), then the participant will recognize as ordinary income the amount by which the lesser of (a) the fair market value of the stock at the time of disposition or (b) the fair market value of the stock at the date of grant (i.e., at the beginning of the purchase period) exceeds the participant's tax basis in such stock. Any gain in addition to this amount will be treated as a capital gain. If a participant holds stock at the time of his death, the required holding period will automatically be deemed to have been satisfied and ordinary income must be realized by the participant in the amount by which the lesser of
(a) the fair market value of the stock at the time of death or (b) the fair market value of the stock at the date of grant (i.e., at the beginning of the purchase period) exceeds the participant's tax basis in such stock. We will not be entitled to a deduction if the holding period requirements are satisfied.

  If a participant disposes of stock before the required holding period, then the participant must recognize as ordinary income the excess of the fair market value of the stock on the date of exercise of the option over the participant's tax basis in such stock. Any additional gain will be treated as long-term or short-term capital gain or loss, as the case may be. We will be allowed a deduction equal to the amount of ordinary income recognized by the participant (subject to the provisions of Section 162(m) of the Code).

  At the time the option is exercised, in whole or in part, or at the time some or all of the common stock issued under the ESPP is disposed of, the participant must make adequate provision for our federal, state or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of such stock. At any time, we may, but will not be obligated to, withhold from the participant's compensation the amount necessary for us to meet applicable withholding obligations, including any withholding required to make available to us any tax deductions or benefits attributable to sale or early disposition of common stock by the participant.

Benefits to Named Executive Officers and Others

  Participating in the ESPP is entirely voluntary. Therefore, it is not possible at this time to determine, with respect to our executive officers or employees, the benefits or amounts that will be received by such persons under the ESPP. Directors who are not employees are not entitled to participate in the ESPP.

                                  PROPOSAL 5

           AMENDMENT OF THE 1998 NON-EMPLOYEE DIRECTOR STOCK OPTION
              PLAN TO CHANGE THE NUMBER OF OPTION SHARES GRANTED
                      ANNUALLY AND THEIR VESTING SCHEDULE

  We currently maintain the 1998 Non-Employee Director Stock Option Plan under which non-employee directors receive options to purchase our common stock. Upon their commencement of services as directors, we grant each of our non-employee directors an option to purchase 20,000 shares of common stock under the Director Option Plan. Currently, for each year they continue to serve, we grant each director an additional option to purchase 3,000 shares of common stock, and the options vest 25% on each anniversary of the grant date. On November 3, 1999, the board of directors recommended that the Non-Employee Director Stock Option Plan be amended to increase the number of shares subject to the annual option and to change the vesting schedule. Under the proposed amendments, the annual option grant would increase to 5,000 shares of common stock and the vesting schedule would change so that each option would vest in one full installment on the first anniversary of the grant date. As of December 1, 1999, there were 107,250 shares available for grant under the Plan.

  A summary of the Director Option Plan, as proposed to be amended, is set forth below. We will provide a copy of the full text to you upon your request and without charge. Requests should be sent to MAPICS, Inc., 1000 Windward Concourse Parkway, Alpharetta, Georgia 30005, Attention: Martin D. Avallone, Vice President, General Counsel and Secretary.

  The board of directors unanimously recommends that shareholders vote "FOR" the proposal to amend the 1998 Non-Employee Director Stock Option Plan (1) to increase the number of option shares granted annually to non-employee directors from 3,000 shares of common stock to 5,000 shares of common stock and (2) to change the vesting schedule from equal installments over four years to one full installment on the first anniversary of the grant date.

Eligibility

  Each member of our board of directors who is a non-employee director is a participant in the Director Option Plan, other than a director who is prohibited from participation by agreement between us and such director or his affiliates.

Administration

  Grants of awards under the Director Option Plan are automatic. The plan is intended to be a "formula plan" for purposes of Section 16(b) of the Exchange Act. However, the compensation committee or the board of directors has authority to interpret the Director Option Plan and otherwise administer the plan in accordance with its terms.

Shares Subject to Plan

  Shares subject to the Director Option Plan may be authorized but unissued shares or shares that were once issued and subsequently reacquired by us. As of December 1, 1999, the total remaining number of shares of common stock for which options may be granted under the Director Option Plan was 107,250 shares. In the event that any outstanding option for any reason expires or is terminated prior to the end of the period during which options may be granted under the Director Option Plan, the shares of common stock allocable to the unexercised portion of such option may again be subject in whole or in part to an award of options under the Director Option Plan.

Terms and Conditions of Awards

  Awards granted pursuant to the Director Option Plan, as it is proposed to be amended, will be subject to the following terms and conditions:

  Initial Grant. Each of the current non-employee directors has previously received under the Director Option Plan an award of 20,000 options upon his election to the Board. Subject to the availability of shares under the Director Option Plan, on the date that each subsequent non-employee director is initially elected or appointed to the board or, while a director continues to serve on the board but ceases to serve as our employee or officer, such director will receive an option to purchase 20,000 shares of common stock, subject to adjustment as provided in the Director Option Plan. However, no options will be granted if the terms of any agreement between us and such director or his affiliates prohibits such grants. Initial options will vest in equal installments on the first, second, third and fourth anniversaries of the date of grant.

  Annual Grants. Under the Director Option Plan, on January 1 of each year, each non-employee director participating in the plan will receive an additional option to purchase 5,000 shares of common stock, subject to adjustment as provided in the plan; provided, however, that no such option will be granted if prohibited pursuant to the terms of any agreement between us and such director or his affiliates. Such annual options will vest in one full installment on the first anniversary of the date of grant.

  Exercise Price. The exercise price for each option granted under the Director Option Plan will be the fair market value of the shares of common stock subject to the option on the date of grant.

  Payment. An option may be exercised by giving written notice stating the number of shares with respect to which the option is being exercised, which may be no fewer than 100 shares or such lesser number as is then exercisable. The exercise price shall be payable in cash or in shares of common stock having a total fair market value on the date of exercise equal to the exercise price of all options being exercised. The compensation committee shall determine the methods by which the exercise price of an option may be paid, the form of payment, including cash, shares of common stock, or other property (including "cashless exercise" arrangements).

  Term. Each option granted under the Director Option Plan will, to the extent not previously exercised, terminate and expire on the date ten years after the grant, unless earlier terminated as provided in the Director Option Plan.

  Assignment of Options. Any option granted pursuant to the Director Option Plan is transferable by the optionee to any of the following permitted transferees, upon such reasonable terms and conditions as the compensation committee may establish: (a) one or more of the following family members of the optionee: spouse, former spouse, child (whether natural or adopted), stepchild, any other lineal descendent of the optionee; (b) a trust, partnership or other entity established and existing for the sole benefit of, or under the sole control of, one or more of the above family members of the optionee, or (c) any other transferee specifically approved by the compensation committee after taking into account any state or federal tax, securities or other laws applicable to transferable options. Transferred options may not be further transferred by the transferee.

  Effect of Termination of Directorship, Death, Retirement or Disability. In the event an optionee ceases to be a member of the board of directors for any reason other than death, permanent disability or retirement, any unvested portion of options granted to him will immediately terminate, and any vested but unexercised portion of an option may be exercised within 90 days of the date the optionee ceased to be a member of the board, whereafter such options will terminate. In the event an optionee ceases to be a member of the board of directors by reason of retirement, all vested installments of his options will terminate on their respective expiration dates as described above, and all unvested installments will continue to vest in accordance with the above-described schedule and will terminate on their respective expiration dates. In the event that an optionee ceases to be a member of the board of directors by reason of death or permanent disability, his options will immediately become fully vested and remain exercisable until the scheduled expiration date of the option.

  Adjustments. If the shares of common stock are subdivided or combined into a greater or smaller number of shares or if we issue any shares of common stock as a stock dividend on our outstanding common stock, the number of shares of common stock deliverable upon the exercise of options will be increased or decreased proportionately, and appropriate adjustments will be made in the exercise price per share to reflect such subdivision, combination or stock dividend. In the event of a change in control (as defined in the Director Option Plan), each then-outstanding option under the Director Option Plan will become immediately exercisable. The compensation committee also will make appropriate provision in order to preserve but not exceed the value of outstanding options, by substituting on an equitable basis for the shares then subject to such options the consideration payable with respect to the outstanding shares of common stock in connection with the change in control. In the event of the occurrence of certain circumstances, transactions or events not constituting a change in control but which the board of directors deems to be, or to be reasonable likely to lead to, an effective change in control, a holder of an option upon exercising the option will be entitled to receive the securities, cash or other property he would have received if he had exercised the option prior to such event. Upon the happening of any of the foregoing events, the class and aggregate number of shares that are subject to options that previously have been or subsequently may be granted under the Director Option Plan will also be appropriately adjusted to reflect such events. The board of directors will determine the specific adjustments to be made and its determination will be conclusive.

Termination and Amendment

  Options may no longer be granted under the Director Option Plan after March 30, 2007, and the Director Option Plan will terminate when all options granted or to be granted thereunder are no longer outstanding. The board of directors may at any time terminate the Director Option Plan or make such modification or amendment thereof as it deems advisable. However, the board may not, without shareholders' approval, (a) increase the maximum number of shares for which options may be granted under the Director Option Plan or the number of shares for which an option may be granted to any participating director, (b) change the provisions of the Director Option Plan regarding the termination of the options or the times when they may be exercised, (c) change the period during which any options may be granted or remain outstanding or the date on which the Director Option Plan will terminate or (d) change the designation of the class of person eligible to receive options. Termination or any modification or amendment of the Direction Option Plan will not, without consent of a participant, affect his rights under an option previously granted.

No Rights as Shareholder

  The holder of an option will not have any rights of a shareholder with respect to the shares covered by the option, except to the extent that one or more certificates for such shares is delivered to such holder upon the due exercise of the option.

No Implied Rights of Continued Board Service

  The grant of any award pursuant to the Director Option Plan will not confer upon any recipient rights of continued service on our board of directors or affect our rights to terminate the directorship of the holder at any time.

Federal Income Tax Effects

  The options granted under the Director Option Plan are and will be non-qualified stock options. Under present federal income tax laws, there will be no federal income tax consequences to either us or the grantee upon the grant of options under the Director Option Plan. However, the grantee will realize ordinary income on the exercise of an option in an amount equal to the excess of the fair market value of the common stock acquired upon the exercise of such option over the exercise price, and we will receive a corresponding deduction. The grantee will have a tax basis in such shares equal to the fair market value of the common stock on the date of grant, and any subsequent gain or loss realized upon the subsequent disposition by the grantee of the common stock will constitute short- or long-term capital gain or loss, depending on the grantee's holding period. If payment of the exercise price of an option is made other than by cash or check, special rules may apply. Special rules also apply in the case of transferred options: the original optionee, rather than the transferee, will recognize taxable compensation income at the time of exercise by the transferee, and the transferee's basis in the shares upon exercise will be the fair market value at exercise, event though the tax at exercise is paid by the original optionee or his or her estate.

Benefits to Non-Employee Directors

  As of December 1, 1999, there were five current non-employee directors participating in the Director Option Plan, two former non-employee directors holding options previously granted under the Director Option Plan, and a total of 202,000 options outstanding under the Director Option Plan. The exercise prices for these options range from $7.32 to $21.96. The value will reflect the excess of the fair market value of the Common Stock on the date of exercise of the option over the exercise price of the option. The closing price of the common stock as reported on the Nasdaq National Market on December 1, 1999 was $9.4375.

                            EXECUTIVE COMPENSATION

Summary of Compensation

  The following table summarizes the compensation paid or accrued by us in each of the fiscal years ended September 30, 1997, 1998 and 1999 with regard to Richard C. Cook, our President and Chief Executive Officer, and our other two executive officers whose annual compensation and bonus was $100,000 or more for fiscal 1999. We refer to these three executive officers as the "named executive officers."

                          Summary Compensation Table

                                                              Long-Term
                                          Annual            Compensation
                                     Compensation(1)           Awards
                                    ------------------ -----------------------
                                                        Restricted  Securities
                             Fiscal                       Stock     Underlying     All Other
Name and Principal Position   Year  Salary($) Bonus($) Awards($)(1) Options(#) Compensation($)(2)
---------------------------  ------ --------- -------- ------------ ---------- ------------------
Richard C. Cook(3).......     1999  $250,487  $100,000   $200,001    125,000         $5,943
 President and Chief
  Executive                   1998   201,690   311,443        --      10,500          4,926
 Officer                      1997   167,649   156,734        --     176,600          4,611
William J. Gilmour(4)....     1999   124,819    47,400     70,002     30,000          4,944
 Chief Financial Officer,     1998   110,000   114,121        --       4,600          4,926
 Vice President of
  Finance                     1997    96,538    44,427        --      99,160          5,547
 and Treasurer
Martin D. Avallone(5) ...     1999   136,442    27,213     30,001     15,000          4,944
 Vice President, General
 Counsel and Secretary

--------
(1) On April 14, 1999, we issued the following number of shares of restricted common stock to the following named executive officers: 47,059 shares to Mr. Cook, 16,471 shares to Mr. Gilmour and 7,059 shares to Mr. Avallone. The amounts represent the fair value of the award on the grant date. The individuals can vote the stock and are eligible for any dividends paid on the common stock but may not dispose of the shares before April 14, 2002, at which time the named executive officer must be employed by us in order to gain the right to dispose of the shares. As of September 30, 1999, the value of the restricted stock awards were as follows: $408,825 for Mr. Cook, $143,092 for Mr. Gilmour and $61,325 for Mr. Avallone.

(2) Consists of matching contributions made by us to our 401(k) Plan based on a percentage of the named executive officer's contributions to the 401(k) Plan and amounts paid by us on behalf of the named executive officers in connection with our group life insurance and accidental death and dismemberment policies. In addition, during fiscal 1999, we paid certain reimbursable expenses for Mr. Cook.
(3) Mr. Cook served as the Senior Vice President and General Manager of our MAPICS Business Group from October 1994 until July 1997, when he was elected President and Chief Executive Officer.
(4) Mr. Gilmour served as Controller of our MAPICS Business Group from October 1994 until July 1997, when he was elected Chief Financial Officer, Vice President of Finance and Treasurer.
(5) Mr. Avallone was an attorney for IBM until July 1997. Mr. Avallone served as our General Counsel and Secretary from July 1997 until October 1, 1998, when he was elected Vice President, General Counsel and Secretary.

Employment Agreements

  We are a party to Change of Control Employment Agreements with Richard C. Cook, William J. Gilmour and Martin D. Avallone. Each agreement provides that if a change of control occurs during the change of control period, we will employ the executive from the date of the change of control until the third anniversary of that date on the terms set forth in the agreement. "Change of control" is generally defined to mean:

  . the acquisition by any individual, entity or group of beneficial ownership of 25% or more of the combined voting power of our outstanding voting securities entitled to vote in the election of directors;

  . the failure of the individuals who constitute the board of directors as of the date of the Change of Control Agreement to continue to constitute at least a majority of the board;

  . the consummation of certain reorganizations, mergers, consolidations, or sales or other dispositions of all or substantially all of our assets; or

  . the approval by our shareholders of our complete liquidation or dissolution.

  "Change of control period" is generally defined to mean the period commencing on the date of each Change of Control Agreement and ending three years after that date; provided that on each anniversary of a Change of Control Agreement, the "change of control period" is automatically extended so as to terminate three years after such anniversary, unless we provide timely notice to the executive that we will not extend the period.

  In exchange for an executive's services under his Change of Control Agreement, during the employment period, the executive will: (a) receive an annual base salary that is at least equal to 12 times the highest monthly base salary paid or payable to him during the twelve month period prior to the effective date; (b) be awarded an annual cash bonus that is at least equal to his highest annual bonus for the last three full fiscal years prior to the effective date; and (c) be entitled to participate in the same incentive, savings and retirement plans, practices, policies and programs as our other senior executives, and the executive and his family will receive the same benefits under all of our welfare benefit plans, practices, policies and programs as our other senior executives. In addition, subject to certain limitations, the Change of Control Agreements of Messrs. Cook and Gilmour provide that if a payment to or for the benefit of Mr. Cook or Mr. Gilmour would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Cook or Mr. Gilmour will be entitled to receive an additional payment such that after payment by him of all taxes (including, without limitation, such excise tax, income taxes and interest and penalties), he will retain an amount of such additional payment equal to such excise tax.

  If, during the employment period, an executive's employment is terminated by us other than for cause or disability, or an executive terminates his employment for good reason, then the executive will receive a lump sum cash payment equal to the sum of (1) to the extent unpaid, the executive's annual base salary through the date of termination; (2) an amount equal to the executive's annual bonus for the most recently completed fiscal year, reduced pro rata for the number of days remaining in the fiscal year; (3) to the extent unpaid, any compensation previously deferred by the executive and any accrued vacation pay and (4) for Mr. Avallone, two times the sum of his annual base salary and most recent bonus, and for Messrs. Cook and Gilmour, three times the sum of their respective annual base salary and most recent bonus. In addition, for three years after the date of termination or such longer period specified in the applicable plan or program, we will continue to provide welfare benefits to the executive and his family, subject to certain limitations, and we will pay or provide any other amounts or benefits required to be paid or provided to the executive under any of our plans, programs, policies, practices or contracts. However, each executive will forfeit his right to receive, or shall repay, the lump sum payment referred to in clause
(4) above if, at any time during two years after the date on which his employment terminates, he violates the post-employment restrictive covenants contained in his agreement.

  If, during the employment period, an executive's employment is terminated for cause, we will be obligated to pay the executive's annual base salary through the termination date, the amount of any deferred compensation owing to the executive and the executive's other benefits. If an executive voluntarily terminates his employment other than for good reason, we will be obligated to pay the executive his accrued obligations and provide his other benefits. If, during the employment period, an executive dies or becomes disabled, we will be obligated to pay the executive or his estate a lump sum payment for the executive's accrued obligations and shall provide the executive's other benefits. In addition, each executive's Change of Control Agreement provides that the executive is not required to seek other employment or take other actions to mitigate amounts payable, and such amounts will not be reduced if the executive obtains other employment following the termination of his employment with us.

  Each executive's Change of Control Agreement also provides that for a two-year period following the termination of his employment, the executive may not disclose or otherwise use any of our confidential information, solicit or induce any of our employees to terminate their employment, solicit our customers for the purpose of selling competing services to such customers or engage in the provision of competing services within the State of Georgia.

Option Grants

  The following table provides information with regard to stock option grants to the named executive officers pursuant to the LTIP during fiscal 1999. All options expire ten years from the date of grant and become exercisable at the rate of 25% per year beginning on the first anniversary of the grant date; provided, however, that (a) in the event that the closing price of our common stock as listed on the Nasdaq National Market remains at or above $12.75 for a consecutive 20-day trading period, then 50% of the number of shares granted will automatically vest; and (b) in the event that the closing price of our common stock as listed on the Nasdaq National Market remains at or above $17.00 for a consecutive 20-day trading period, then 100% of the number of shares granted will automatically vest.

                       Option Grants In Last Fiscal Year

                                    Percent of
                                      Total                        Potential Realizable Value
                         Number of   Options                         at Assumed Annual Rates
                         Securities Granted to Exercise            of Stock Price Appreciation
                         Underlying Employees  or Base                   for Option Term
                          Options   In Fiscal   Price   Expiration ----------------------------
Name                     Granted(#)  Year(1)    ($/Sh)     Date        5%($)        10%($)
----                     ---------- ---------- -------- ---------- ------------- --------------
Richard C. Cook.........  125,000     13.98%    $4.25   4/13/2009  $     334,101 $     846,675
William J. Gilmour......   30,000      3.36      4.25   4/13/2009         80,184       203,202
Martin D. Avallone......   15,000      1.68      4.25   4/13/2009         40,092       101,601

--------
(1) Options to purchase a total of 894,150 shares of common stock were granted to employees in fiscal 1999 under our LTIP.

  Amounts reported in the last two columns represent hypothetical amounts that may be realized upon exercise of options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation of the common stock over the term of the options. The numbers shown in these two columns are calculated based on SEC rules and do not reflect our estimate of future stock price growth. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the timing of such exercises and the future performance of the common stock. We do not guarantee that the rates of appreciation assumed in these two columns can be achieved or that the amounts reflected will be received by the named executive officers. The two columns do not take into account any appreciation of the price of the common stock from the date of grant to the current date.

Option Exercises and Fiscal Year-End Option Values

  The following table sets forth information regarding (1) the number of shares of common stock received upon exercise of options by the named executive officers during fiscal 1999, (2) the net value realized upon such exercise, (3) the number of unexercised options held at September 30, 1999 and
(4) the aggregate dollar value of unexercised options held at September 30, 1999. The net value realized upon exercise is equal to the difference between the option exercise price and the closing sale price of $8.6875 per share of common stock on the Nasdaq National Market on September 30, 1999.

Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-End Option
                                    Values

                                                    Number of Securities Underlying   Value of Unexercised
                             Shares                       Unexercised Options        In-The-Money Options at
                            Acquired      Value        at September 30, 1999(#)       September 30, 1999($)
Name                     On Exercise(#) Realized($)    Exercisable/Unexercisable    Exercisable/Unexercisable
----                     -------------- ----------  ------------------------------- -------------------------
Richard C. Cook.........       --           --              148,825/219,275             $66,575/$554,688
William J. Gilmour......       --           --                54,042/83,080                1,519/133,125
Martin D. Avallone......       --           --                25,675/67,025                     0/66,563

--------

                     REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

Introduction

  The compensation committee is responsible for developing our executive compensation policies and advising the board of directors with respect to these policies. This report by the compensation committee reviews our policies generally with respect to the compensation of all executive officers as a group for fiscal 1999 and specifically reviews the compensation established for our Chief Executive Officer for fiscal 1999.

  The members of the committee are Edward J. Kfoury (Chairman), H. Mitchell Watson, Jr. and Terry H. Osborne. None of the committee members is or has been an officer or employee of us or any of our subsidiaries or has engaged in any business transaction or has any business relationship that are required to be disclosed in this proxy statement.

Compensation Policy for Executive Officers

  Our executive compensation program for fiscal 1999 was designed to attract and retain a highly qualified and motivated management team, reward individual performance and link the interests of the senior executives directly with those of the shareholders through a highly leveraged compensation program, stock options and restricted stock. Our 1999 compensation program is comprised of base salary, annual bonuses and long-term incentive pay in the form of stock options, performance units, and restricted stock. This program applies to all of our key management personnel, including our Chief Executive Officer. All of our executives also are eligible for other employee benefits, including life, health, disability and dental insurance and our savings plan and employee stock purchase plan.

  Base Salary. The compensation committee set the base salaries of top management for fiscal 1999 after reviewing salary levels in the software industry for comparable executive positions. The compensation committee set salaries at levels competitive with the base salaries of similarly situated executives at companies of similar size and revenue levels in our industry.

  Annual Bonuses. The compensation committee based annual cash bonuses for executive officers in fiscal 1999 on a combination of our financial performance and the achievement of individual or group performance goals. The compensation committee established the bonus criteria and average and target bonus amounts after reviewing similar information presented in independent surveys. The compensation committee's review ranged from broad-based overviews of the entire software industry to information regarding entities more similar to us in revenues. Based on such comparative information, the compensation committee used "median" and 90th percentile levels as a guide for setting average and target bonus amounts for our top management positions. Exceptionally high financial performance targets were set for the bonus plans. Bonus payment amounts would be accelerated if such targets were met, such that the executive would be paid at the 90th percentile for similarly situated executives at comparable software companies. During fiscal 1999, incentive awards were payable only if earnings per share performance exceeded 83% of targeted levels. From 83% to 88% of targeted performance, the executive officer received 20% of the budgeted amount for each 1% of performance achieved. For performance exceeding 88%, the executive officer received an amount ranging from 6.25% to 7% of the budgeted amount for each 1% increase in performance. Incentive pay received by all executive officers for fiscal 1999 ranged from $27,213 to $100,000. This represents from 40% to 54% of average bonus amounts established.

  Long-Term Incentive Pay. Long-term incentive pay is provided through our Executive Growth Plan, which is a multi-year incentive program for our senior executives. The compensation committee establishes an annual long-term incentive compensation amount for each senior executive based on publicly available data. The Executive Growth Plan consists of stock options, performance units, and restricted stock.

  Stock Options. Stock options are granted annually under the LTIP to participants in the Executive Growth Plan. All options granted to executive officers in 1999 have an exercise price equal to the fair market value of the underlying stock on the date of grant, expire ten years from the date of grant and become exercisable at the rate of 25% per year beginning on the first anniversary of the grant date; provided, however, that (a) in the event that the closing price of our common stock as listed on the Nasdaq National Market remains at or above $12.75 for a consecutive 20-day trading period, then 50% of the number of shares granted will automatically vest; and (b) in the event that the closing price of our common stock as listed on the Nasdaq National Market remains at or above $17.00 for a consecutive 20-day trading period, then 100% of the number of shares granted will automatically vest.

  Restricted Stock. The Compensation Committee may make awards of restricted stock, which are subject to restrictions on transferability and other restrictions, which may include limitations on the right to vote the restricted stock or the right to receive dividends on the restricted stock. Restricted stock granted in 1999 vests three years from the date of grant unless certain financial performance targets are met, in which case vesting of such restricted stock awards would accelerate to December 1, 1999. Such performance targets were not met.

  Performance Units. Performance units represent the right to receive shares of common stock at the end of the performance period based on the attainment of targeted cumulative growth in earnings per share. Such performance units are designed to reward senior executives for achievement of long-term financial objectives, such as increasing long-term shareholder value. Performance units also provide a method of increasing our senior executives' stock ownership. The initial performance period for the Executive Growth Plan is October 1, 1997 through September 30, 2000, and performance units were granted on April 1, 1998 for this initial performance period. The compensation committee may institute additional performance periods from time to time. If additional performance periods are instituted, new performance goals will be set at the beginning of each new period. No additional performance units were granted during fiscal 1999, and based on our financial performance in fiscal year 1999, it is unlikely that any Executive Growth Plan performance units granted on April 1, 1998 will be paid out.

Chief Executive Officer's Compensation

  Richard C. Cook served as our President and Chief Executive Officer during fiscal 1999. Mr. Cook's fiscal 1999 base salary was $250,000. Based on our financial performance in fiscal 1999, Mr. Cook earned an annual incentive bonus of $100,000, which represented 40% of his annual incentive pay amount. The compensation committee also granted Mr. Cook 47,059 shares of restricted stock under the LTIP. The compensation committee set the levels of many components of Mr. Cook's compensation based upon comparative information regarding compensation of chief executive officers at companies of similar size and revenue levels in the software industry. Mr. Cook's total compensation for fiscal 1999 is provided in detail in the Summary Compensation Table set forth above.

Policy With Respect to Deductibility of Compensation Expense

  Section 162(m) of the Internal Revenue Code limits the tax deduction that we may take with respect to the compensation of certain executive officers, unless the compensation is "performance based" as defined in the Code. The LTIP is designed to comply with Internal Revenue Service requirements for deductibility of performance-based compensation.

Conclusion

  Our executive compensation program is designed to closely link pay with performance and the creation of shareholder value. If we achieve average financial performance levels, our executives will be compensated at "median levels" for comparable companies. If our performance is exceptionally higher at the targeted levels, executive compensation will exceed such "median levels." The compensation committee believes that the program has been and will continue to be successful in supporting our financial growth and other business objectives.

COMMITTEE MEMBERS:

  Edward J. Kfoury
  H. Mitchell Watson, Jr.
  Terry H. Osborne

                           STOCK PERFORMANCE GRAPHS

  The following stock performance graph and accompanying table compare the shareholders' cumulative return on the common stock from September 30, 1994 to September 30, 1999 with the cumulative total return of the Nasdaq Stock Market Index (U.S.) and the Nasdaq Computer and Data Processing Index over the same period.(1) The comparative data assumes $100.00 was invested on September 30, 1994 in the common stock and in each of the indices referred to above and assumes that any dividends were reinvested. However, the performance graph and table do not reflect a dividend of one share of common stock of our former subsidiary Marcam Solutions, Inc. for every two shares of our common stock that was distributed to our shareholders on July 29, 1997.


                                 [LINE GRAPH]

                  1994      1995      1996    1997    1998   1999
                -------    ------    ------  ------  ------  ------
MAPICS, Inc.    $100.00     $157      $124    $182    $308   $121
NASDAQ U.S.     $100.00     $138      $164    $225    $229   $372
NASDAQ Computer
 & Data
 Processing     $100.00     $160      $199    $269    $349   $586


  The following stock performance graph and accompanying table compare the shareholders' cumulative return on the common stock from July 29, 1997, the date of the distribution of the Marcam Solutions' common stock, to September 30, 1999 with the cumulative total return of the Nasdaq Stock Market Index (U.S.) and the Nasdaq Computer and Data Processing Index over the same period.(1) The comparative data assumes $100.00 was invested on July 29, 1997 in the common stock and in each of the indices referred to above and assumes that dividends were reinvested.


                                 [LINE GRAPH]

                 July 1997   Sept. 1997    1998     1999
                 ---------   ----------    ----     ----
MAPICS, Inc.      $100.00       $131       $222     $ 87
NASDAQ U.S.       $100.00       $106       $108     $176
NASDAQ Computer
  & Data
  Processing      $100.00       $ 99       $129     $216

--------
(1) The stock price performance shown in the two tables set forth above is not necessarily indicative of future stock price performance. Information used in the tables was obtained from the Nasdaq Stock Market, a source believed to be reliable, but we are not responsible for any errors or omissions in such information.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  The United States securities laws require our directors, executive officers and any persons who beneficially own more than 10% of our common stock to file with the SEC and the Nasdaq Stock Market initial reports of ownership and subsequent reports of changes in ownership. To our knowledge, based solely on a review of the copies of the reports furnished to us and written representations that no other reports were required, during fiscal 1999 all directors, executive officers and beneficial owners of more than 10% of our common stock made all required filings.

                STOCKHOLDERS' PROPOSALS FOR 2001 ANNUAL MEETING

  To be considered for inclusion in our proxy statement for the 2001 annual meeting, director nominations and other proposals of shareholders must be
submitted in writing to our Corporate Secretary on or before August    , 2000.
For any director nomination or other proposal that is not submitted for inclusion in next year's proxy statement but is instead sought to be presented directly to the shareholders at the 2001 annual meeting, management will be able to vote proxies in its discretion if we:

  .  receive notice of the proposal before the close of business on      ,
     2000 and advise shareholders in the proxy statement for the 2001 annual meeting about the nature of the proposal and how management intends to vote on the proposal, or

  .  do not receive notice of the proposal before the close of business
     on      , 2000.

All director nominations and other proposals of shareholders with regard to the 2001 annual meeting should be submitted by certified mail, return receipt requested, to MAPICS, Inc., 1000 Windward Concourse Parkway, Alpharetta, Georgia 30005, Attention: Martin D. Avallone, Vice President, General Counsel and Secretary.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  PricewaterhouseCoopers LLP has audited our financial statements for fiscal 1999. Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting and will be available to respond to appropriate questions.

                                By Order of the board of directors,

                                Martin D. Avallone
                                Vice President, General Counsel and Secretary

Atlanta, Georgia
December    , 1999

                               ----------------

  Our 1999 Annual Report and our Annual Report on Form 10-K for the fiscal year ended September 30, 1999, which includes audited financial statements, have been mailed to shareholders with these proxy materials. Such materials do not form any part of the materials for the solicitation of proxies.

                       [LOGO OF MAPICS,INC. APPEARS HERE]

Vote by Telephone

It's fast, convenient, and immediate! Call Toll-Free on a Touch-Tone Phone 1-877-PRX-VOTE (1-877-779-8683).

Follow these four easy steps:

1.   Read the accompanying Proxy Statement/Prospectus and Proxy Card.

2. Call the toll-free number 1-877-PRX-VOTE (1-877-779-8683). For shareholders residing outside the United States call collect on a touch-tone phone 1-201-536-8073.

3. Enter your 14-digit Voter Control Number located on your Proxy Card above your name.

4.   Follow the recorded instructions.

Your vote is important!
Call 1-877-PRX-VOTE anytime!

Vote by Internet

It's fast, convenient, and your vote is immediately confirmed and posted.

Follow these four easy steps:

1.   Read the accompanying Proxy Statement/Prospectus and Proxy Card.

2.   Go to the Website http://www.eproxyvote.com/mapx
                       ------------------------------

3. Enter your 14-digit Voter Control Number located on your Proxy Card above your name.

4.   Follow the instructions provided.

Your vote is important!
Go to http://www.eproxyvote.com/mapx  anytime
      ------------------------------

Do not return your Proxy Card if you are voting by Telephone or Internet

IF YOU HAVE NOT SUBMITTED YOUR PROXY VOTING INSTRUCTIONS VIA THE INTERNET OR BY
            ---
TELEPHONE, THEN PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED PREPAID ENVELOPE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS.

1. The election of (01) Terry H. Osborne and (02) H. Mitchell Watson, Jr. as Class II directors to serve until the 2003 annual meeting of shareholders and until their successors are elected and qualified.


MARK HERE IF YOU PLAN TO ATTEND THE MEETING

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW


2. To approve an amendment to our Articles of Incorporation to delete Section 2(b) of Annex A and Section 2(b) of Annex B.

3. To approve an amendment to our 1998 Long-Term Incentive Plan as described in the proxy statement.

4. To approve the 2000 Employee Stock Purchase Plan to replace the 1998 Employee Stock Purchase Plan.

5. To amend the 1998 Non-Employee Director Stock Option Plan as described in the proxy statement.

     In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting and any adjournments thereof.


Please mark, date and sign exactly as your name appears on this proxy card. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If the holder is a corporation or a partnership, the full corporate or partnership name should be signed by a duly authorized officer.

Signature:_______________________________  Date:__________________________

                                REVOCABLE PROXY
                                  COMMON STOCK
                                  MAPICS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2000 ANNUAL MEETING OF SHAREHOLDERS. IF YOU CHOOSE TO SUBMIT YOUR PROXY VOTING INSTRUCTIONS VIA THE INTERNET OR BY TOUCH TONE TELEPHONE, THEN DO NOT RETURN THIS PROXY CARD.

     The undersigned hereby appoints William J. Gilmour and Martin D. Avallone, and each of them, proxies with full power of substitution, to act for and in the name of the undersigned to vote all shares of common stock of MAPICS, Inc. that the undersigned is entitled to vote at the 2000 annual meeting of shareholders, to be held on February 10, 2000 at 9:00 a.m. at The Georgian Terrace Hotel, 659 Peachtree Street, N.E., Atlanta, Georgia, and at any and all adjournments.

     THIS PROXY CARD WILL BE VOTED AS DIRECTED. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY CARD WILL BE VOTED IN THE DISCRETION OF THE PROXIES "FOR" THE ELECTION OF THE TWO NOMINEES NAMED IN PROPOSAL 1 AND "FOR" PROPOSALS 2, 3, 4
AND 5.   If any other business is presented to a vote of the shareholders at the annual meeting, this proxy card will be voted by the proxies in their best judgment. At the present time, the board of directors does not know of any other business to be presented to a vote of the shareholders at the annual meeting.

     If the undersigned elects to withdraw this proxy on or before the time of the annual meeting or any adjournments and notifies Martin D. Avallone, our Vice President, General Counsel and Secretary, at or prior to the annual meeting of that decision, then the power of this proxy shall be deemed terminated and of no further force and effect. If the undersigned withdraws this proxy in the manner described above and does not submit a duly executed and subsequently dated proxy card prior to the annual meeting, the undersigned may vote all shares of common stock owned by the undersigned as of the record date, December 14, 1999, in person at the annual meeting.

SEE REVERSE SIDE    (Continued, and to be signed and dated, on the reverse side)




                                      -3-